Exhibit 99.(b)(iv)

SUNAMERICA SPECIALTY SERIES

AMENDMENT NO. 3 TO THE BY-LAWS

The By-Laws of the SunAmerica Specialty Series (the “Trust”) shall be amended in the following respect:

1.   The following replaces in its entirety Section 1 of Article II of the Trust’s By-Laws:

Section 1. Principal Office.                   The principal executive office of the Trust shall be Harborside 5, 185 Hudson Street, Suite 3300, Jersey City, NJ 07311, until such time as the Trustees may change the location of the principal executive office of the Trust to any other place within or outside the State of Delaware.

Dated as of June 7, 2017.